Exhibit 10.2



                      LELAND JAMES SERVICE CORPORATION - CFI
                        EXECUTIVE INCENTIVE PLAN FOR 1996


      THE PLAN

      In order to motivate certain employees of Leland James Service Corporation (LJSC) more effectively and efficiently, The Company
(LJSC) establishes an Incentive Plan (Plan) under which payments will be made to eligible executive personnel of LJSC out of calendar year 1996 Incentive Profits.


      DESIGNATION OF PARTICIPANTS

      Participants in this Plan shall be all full-time executive personnel of LJSC. A master list of all Plan participants will be maintained in the office of the President of LJSC.


     ELIGIBILITY FOR PAYMENT

      Participants will commence participation at the beginning of the first full calendar quarter following becoming eligible. Calendar quarters begin January 1, April 1, July 1, and October 1 or the first working day thereafter. An employee who commences participation in the 1996 Plan during the 1996 Plan year, and who participates less than four full quarters, will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

      Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is actually made that person is then currently (i) employed by LJSC and
(ii) a Plan participant.

          EXCEPTION 1. A Plan participant who is employed by LJSC through December 31, 1996 but leaves that employment or otherwise becomes ineligible after December 31, 1996 but before the final payment is made relating to 1996, unless terminated for cause, shall be entitled to receive payments under this Plan resulting from 1996 Incentive Profits.

          EXCEPTION 2. An appropriate pro rata payment will be made
(1) to a Plan participant who retires prior to December 31, 1996 pursuant to the Consolidated Freightways, Inc. Retirement Plan or to the provisions of the Social Security Act and who, at the time of retirement, was an eligible participant in this Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 1996 and who, at the time of death, was an eligible participant in this Plan, (3) to an eligible Plan participant who is placed on an approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 1996, or (4) to an eligible Plan participant who is transferred to another subsidiary of CF, Inc. and who remains an employee through December 31, 1996.


      METHOD OF PAYMENT

      Each Plan participant will be assigned an incentive participation factor as a percent of annual compensation. The
Incentive Participation Factor may be further allocated to specific performance goals for each participant. Profit goals will be partitioned between CF MotorFreight (25%) and all other CF components (75%).

      Incentive compensation for the assigned goals will be earned on a pro rata basis for accomplishments between the Minimum level and the Incentive Factor Goals and will continue to be earned ratably for performance over the Incentive Factor Goals.

      No incentive will be earned by a participant until the respective Minimum Profit Goals are achieved. Incentive earned from the achievement of Performance Goals other than profit will be restricted to the extent that post ICP profit cannot fall below the Minimum Profit Goal. There is a maximum percent of accomplishment for any performance goal of 200%.


      PERSONAL DATA SHEET

      A "Personal Data Sheet" for calculation of incentive earnings will be prepared for each Plan participant which designates (1) the unit to which the participant is assigned, (2) his assigned incentive participation factor, (3) the minimum level of achievement required for each assigned goal, (4) the incentive factor level of achievement for each assigned goal, and (5) the incentive earnings at the incentive factor level for each assigned goal.


      DATE OF PAYMENT

      The President of LJSC may authorize a partial payment of the estimated annual earned incentive, in December, 1996. The final payment to eligible participants, less any previous partial payment, will be made on or before March 15, 1997.


     INCENTIVE PROFIT

      Incentive Profit is defined as earnings before deducting any amounts expensed under any CF, Inc. and qualified LJSC incentive plans and before deducting income taxes.


     ANNUAL COMPENSATION

      Annual Compensation for incentive purposes for each Plan participant is his annualized salary before any incentive or other special compensation as of the first pay period following the date the participant becomes eligible to participate in this Plan. The term "special compensation" used herein does not include deferred salary arrangements wherein the participant could have chosen to receive the deferred salary in the Plan year.


      MAXIMUM PAYMENT

      Payments under this Plan are limited to double each participant's Participation Factor.


      LAWS GOVERNING PAYMENTS

      No payment shall be made under this Plan in an amount which is prohibited by law.


     AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN

      The Board of Directors of LJSC may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as any payment is actually made.


      DURATION OF PLAN

      This Plan is for the calendar year 1996 only.